Exhibit 99.1

CORRECTING and REPLACING Build-A-Bear Workshop, Inc. Reports Its Third Consecutive Year of Positive Consolidated Comparable Sales and Profit Improvement in the 2015 Fiscal Year

  Consolidated comparable sales increase 1.0% in fiscal 2015
  Retail gross margin expands 150 basis points to 47.1% in fiscal 2015
  Fiscal 2015 pre-tax income increases to $17.9 million, an 11.7% improvement from fiscal 2014
  Reiterates expectation for a 15% to 25% increase in GAAP pre-tax income in fiscal 2016

ST. LOUIS--(BUSINESS WIRE)--February 16, 2016--In the "Fourth Quarter 2015 Highlights" section, the fourth bullet should read: Net income was $20.1 million, or $1.21 per diluted share compared to net income of $11.8 million, or $0.67 per diluted share in the 2014 fourth quarter; (instead of: Net income was $20.6 million, or $1.25 per diluted share compared to net income of $11.8 million, or $0.67 per diluted share in the 2014 fourth quarter;)

The corrected release reads:

BUILD-A-BEAR WORKSHOP, INC. REPORTS ITS THIRD CONSECUTIVE YEAR OF POSITIVE CONSOLIDATED COMPARABLE SALES AND PROFIT IMPROVEMENT IN THE 2015 FISCAL YEAR

  Consolidated comparable sales increase 1.0% in fiscal 2015
  Retail gross margin expands 150 basis points to 47.1% in fiscal 2015
  Fiscal 2015 pre-tax income increases to $17.9 million, an 11.7% improvement from fiscal 2014
  Reiterates expectation for a 15% to 25% increase in GAAP pre-tax income in fiscal 2016

Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the fourth quarter and fiscal year ended January 2, 2016. The Company noted that fiscal 2015 represented a 52-week year and compares to a 53-week year in fiscal 2014 with the additional week in fiscal 2014 included in the fourth quarter.

Fourth Quarter 2015 Highlights (13 weeks ended January 2, 2016 compared to the 14 weeks ended January 3, 2015):

  Consolidated comparable sales (stores and e-commerce) decreased 5.6% following a 9.8% increase in fiscal 2014. The 2015 fourth quarter included a 4.2% decrease in North America and a 10.0% decrease in Europe. (Fourth quarter comparable sales are compared to the 13-week periods ended January 3, 2015 and January 4, 2014.);
  Retail gross margin declined 100 basis points to 51.2% compared to 52.2% in the fiscal 2014 fourth quarter, as a 50 basis point expansion in merchandise margin was more than offset by deleverage of fixed expenses;
  Pre-tax income was $9.9 million, or $0.60 per diluted share compared to pre-tax income of $12.6 million, or $0.71 per diluted share in the 2014 fourth quarter;
  Net income was $20.1 million, or $1.21 per diluted share compared to net income of $11.8 million, or $0.67 per diluted share in the 2014 fourth quarter; and
  Adjusted net income was $10.3 million, or $0.62 per diluted share compared to adjusted net income of $13.1 million, or $0.74 per diluted share, in the 2014 fourth quarter. (See Reconciliation of Net Income to Adjusted Net Income.)

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer commented, “In 2015, we delivered our third consecutive year of improved profitability and increased consolidated comparable sales. Our initiatives including remodeling stores in our new Discovery format, which generated double-digit growth compared to our heritage stores, focusing on key consumer segments and investing in infrastructure continued to gain traction. We made steady progress toward our stated long-term sales productivity goals as we achieved the highest average transaction value in our history and highest units per transaction since 2008. We remain committed to the ongoing disciplined execution of our strategy while we continue to leverage our powerful brand in order to deliver both sales and profit improvement.”

Additional Fourth Quarter 2015 Details:

  Total revenues were $117.7 million for the 13 weeks ended January 2, 2016, compared to $131.5 million in the fiscal 2014 fourth quarter (14 weeks ended January 3, 2015);
  Consolidated net retail sales were $116.5 million for the 13 weeks ended January 2, 2016, compared to $130.0 million in the 2014 fourth quarter (14 weeks ended January 3, 2015). The decline in net retail sales is primarily attributable to the impact of the comparable sales decrease, one less week of sales due the calendar shift in 2014, permanent store closures (inclusive of strategic closures of high sales volume stores that did not meet profit targets), the negative impact of foreign exchange, and the deferred revenue adjustment in the fiscal 2014 fourth quarter that did not repeat in fiscal 2015;
  Comparable e-commerce sales increased 16.4% (fourth quarter comparable sales are compared to the 13-week period ended January 3, 2015); and
  Selling, general and administrative expense (“SG&A”) decreased $5.7 million to $50.6 million, or 43.0% of total revenues compared 42.9% of total revenues in the 2014 fourth quarter. The majority of the decrease was attributable to variable costs incurred in the 53rd week in the fiscal 2014 fourth quarter that did not repeat in fiscal 2015.

Fiscal Year 2015 (52 weeks ended January 2, 2016 compared to the 53 weeks ended January 3, 2015):

  Total revenues were $377.7 million for the 52 weeks ended January 2, 2016, compared to $392.4 million in fiscal 2014 (53 weeks ended January 3, 2015);
  Consolidated net retail sales were $372.7 million for the 52 weeks ended January 2, 2016, compared to $387.7 million in fiscal 2014 (53 weeks ended January 3, 2015);
  Consolidated comparable sales (stores and e-commerce) increased 1.0%, including a flat performance in North America and a 4.8% increase in Europe (full year comparable sales are compared to the 52-week period ended January 3, 2015);
  Comparable e-commerce sales rose 11.8% (full year comparable sales are compared to the 52-week period ended January 3, 2015);
  Retail gross margin expanded 150 basis points to 47.1% compared to 45.6% in fiscal 2014;
  SG&A decreased $3.0 million to $161.5 million, or 42.7% of total revenues compared to 41.9% of total revenues in fiscal 2014. The decrease was primarily attributable to lower variable costs related to the 53rd week and management transition expenses, partially offset by investments to advance the Company’s long-term strategy;
  Pre-tax income improved 11.7% to $17.9 million, or $1.04 per diluted share compared to a pre-tax income of $16.0 million in fiscal 2014;
  Tax benefit was $9.4 million driven by the reversal of the remaining U.S. tax valuation allowance. Adjusting for the impact of the reversal of the valuation allowance, the effective tax rate for fiscal 2015 was 4.7% resulting from foreign and state taxes;
  Net income improved to $27.3 million, or $1.59 per diluted share compared to net income of $14.4 million, or $0.81 per diluted share in fiscal 2014; and
  Adjusted net income was $19.6 million, or $1.14 per diluted share, compared to adjusted net income of $17.4 million, or $0.98 per diluted share in fiscal 2014. (See Reconciliation of Net Income to Adjusted Net Income.)

Store Activity:

During the year, the Company closed 20 stores and opened 25 locations, including 11 in its new Discovery format, to end the year with 329 Company-owned stores with 269 in North America and 60 in Europe. The Company’s international franchisees ended the year with 77 stores in 11 countries.

Balance Sheet:

As of January 2, 2016, cash and cash equivalents totaled $45.2 million. In the fiscal 2015 fourth quarter, the Company had no borrowings under its revolving credit facility. Total inventory at year-end was $53.9 million compared to $51.9 million at 2014 year-end, an increase of 3.7%. In fiscal 2015, capital expenditures were $24.4 million, and depreciation and amortization was $16.4 million.

Share Repurchase Activity:

On November 19, 2015, the Company’s Board of Directors adopted an additional share repurchase program that authorized the Company to repurchase an incremental $15 million of its common stock bringing the total authorization in fiscal 2015 to $35 million. During the fourth quarter the Company repurchased approximately 1.1 million shares of its common stock for an aggregate amount of $14.8 million, leaving approximately $9.1 million available under the current share repurchase program at the end of the fiscal year. The Company repurchased approximately 1.7 million shares of its common stock for $25.9 million in fiscal 2015.

Fiscal 2016 Outlook:

For fiscal 2016, the Company continues to expect:

  Total revenue to increase in the low to mid-single digit range compared to the prior year;
  Consolidated comparable sales to increase in the low single digit range;
  Capital expenditures in the range of $25 million to $30 million and depreciation and amortization in the range of $17 million to $19 million;
  GAAP pre-tax income to grow 15% to 25% compared to the prior year;
  A tax rate of approximately 30%; and
  To end the year with 340 to 345 stores, 45 to 55 of which will be in its new Discovery format.

2016 Key Strategic Initiatives:

To increase shareholder value, the Company expects to continue to execute its “MORE” strategic plan with key initiatives in four areas outlined below:

Expanding into More Places

The Company expects to expand its owned and operated locations in 2016 by adding approximately 10 stores, net of closures. Through a combination of remodels and new openings, the Company expects to end the year with between 45 and 55 stores in its Discovery format, including flagship locations at Broadway at the Beach in Myrtle Beach, South Carolina; Navy Pier in Chicago, Illinois; Tivoli Gardens in Copenhagen, Denmark; and an added location in the new Disneytown at the Shanghai Disney Resort in China, expected to open in June 2016. The Company also expects to continue to diversify its real estate portfolio with the addition of outlet format stores, shop-in-shops and seasonal pop-up locations. The Company expects to offer a branded experience on board Carnival Cruise Lines ships through a wholesale agreement, beginning in the second half of 2016. Separately, as a result of its on-going efforts to evolve its international franchise model and management, the Company expects its franchisees to open between 20 and 25 new royalty-generating stores in a number of countries throughout the year.

Developing More Products

The Company plans to continue to develop and expand its offering of intellectual property concepts such as Honey Girls, Promise Pets and the holiday-specific Merry Mission collection that are supported by digital content including music, videos and games. The Company also expects to continue to expand its wholesale and outbound licensed programs with the addition of relevant categories throughout 2016.

Attracting More People

The Company expects to leverage its relationships with key licensors to reach more people, particularly with the teen-plus consumer, through a compelling offering of affinity, collectible, entertainment, sports and fashion properties. The Company also expects to continue to deliver new licensed and internally developed programs to extend its core consumer base.

Driving More Profitability

The Company expects to increase its 2016 GAAP pretax profit by 15% to 25% over its 2015 fiscal results by the disciplined execution of its stated strategies including those initiatives detailed above as well as its on-going efforts in process improvement, system upgrades, value engineering and strategic pricing to enhance merchandise margins.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on February 23, 2016. The telephone replay is available by calling 885.384.5517. The access code is 13629401.

About Build-A-Bear Workshop, Inc.:

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own plush retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For list for the seventh year in a row in 2015. Build-A-Bear Workshop (NYSE:BBW) posted total revenue of $392.4 million in fiscal 2014. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its Web site at buildabear.com.

Forward-Looking Statements:

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended January 3, 2015, as filed with the SEC, and the following:

  general global economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
  customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
  we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
  our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
  we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
  we may be unable to generate comparable store sales growth;
  we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
  we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
  we may not be able to operate our international company-owned profitably;
  the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
  our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
  we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
  we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
  we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
  we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
  we are subject to risks associated with technology and digital operations;
  we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
  we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
  high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
  our plans to leverage the Build-A-Bear brand to drive strategic expansion may not be successful;
  our market share could be adversely affected by a significant, or increased, number of competitors;
  we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
  poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
  fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
  we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	13 Weeks		14 Weeks
	Ended		Ended
	January 2,	% of Total	January 3,	% of Total
	2016	Revenues (1)	2015	Revenues (1)
Revenues:
Net retail sales	$116,469	99.0	$129,973	98.8
Franchise fees	572	0.5	815	0.6
Commercial revenue	624	0.5	714	0.5
Total revenues	117,665	100.0	131,502	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	56,813	48.8	62,102	47.8
Cost of merchandise sold - commercial (1)	282	45.2	308	43.1
Selling, general and administrative	50,648	43.0	56,383	42.9
Interest expense (income), net	5	0.0	89	0.1
Total costs and expenses	107,748	91.6	118,882	90.4
Income before income taxes	9,917	8.4	12,620	9.6
Income tax (benefit) expense	(10,168)	(8.6)	800	0.6
Net income	$20,085	17.1	$11,820	9.0

Income per common share:
Basic	$1.23		$0.68
Diluted	$1.21		$0.67
Shares used in computing common per share amounts:
Basic	16,064,173		16,932,393
Diluted	16,255,329		17,206,636

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	52 Weeks		53 Weeks
	Ended		Ended
	January 2,	% of Total	January 3,	% of Total
	2016	Revenues (1)	2015	Revenues (1)
Revenues:
Net retail sales	$372,715	98.7	$387,725	98.8
Franchise fees	2,196	0.6	2,531	0.6
Commercial revenue	2,783	0.7	2,098	0.5
Total revenues	377,694	100.0	392,354	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	197,101	52.9	210,887	54.4
Cost of merchandise sold - commercial (1)	1,375	49.4	945	45.0
Selling, general and administrative	161,463	42.7	164,445	41.9
Interest expense (income), net	(143)	(0.0)	53	0.0
Total costs and expenses	359,796	95.3	376,330	95.9
Income before income taxes	17,898	4.7	16,024	4.1
Income tax (benefit) expense	(9,447)	(2.5)	1,662	0.4
Net income	$27,345	7.2	$14,362	3.7

Income per common share:
Basic	$1.61		$0.82
Diluted	$1.59		$0.81
Shares used in computing common per share amounts:
Basic	16,642,269		16,908,001
Diluted	16,867,356		17,133,811

(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 2,	January 3,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$45,196	$65,389
Inventories	53,877	51,939
Receivables	13,346	11,461
Prepaid expenses and other current assets	16,312	15,611
Total current assets	128,731	144,400

Property and equipment, net	67,741	62,766
Deferred tax assets	17,451	2,807
Other intangible assets, net	1,738	304
Other assets, net	4,260	1,777
Total Assets	$219,921	$212,054

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,551	$38,107
Accrued expenses	19,286	24,058
Gift cards and customer deposits	35,391	34,268
Deferred revenue	2,633	2,654
Total current liabilities	99,861	99,087

Deferred rent	12,156	13,353
Deferred tax liability	6,587	-
Deferred franchise revenue	728	945
Other liabilities	1,175	1,044

Stockholders' equity:
Common stock, par value $0.01 per share	158	174
Additional paid-in capital	45,095	69,362
Accumulated other comprehensive loss	(9,971)	(8,698)
Retained earnings	64,132	36,787
Total stockholders' equity	99,414	97,625
Total Liabilities and Stockholders' Equity	$219,921	$212,054

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except for per square foot data)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015

Other financial data:
Retail gross margin ($) (1)	$59,656	$67,871	$175,614	$176,838
Retail gross margin (%) (1)	51.2%	52.2%	47.1%	45.6%
Capital expenditures, net (2)	$11,524	$5,209	$24,388	$10,890
Depreciation and amortization	$4,157	$4,743	$16,419	$18,128

Store data (3):
Number of company-owned retail locations at end of period
North America			269	265
Europe			60	59
Total company-owned retail locations			329	324

Number of franchised stores at end of period			77	73

Company-owned store square footage at end of period (4)
North America			719,535	725,942
Europe			85,908	84,789
Total square footage			805,443	810,731

Net retail sales per gross square foot - North America (5)			$394	$409
Net retail sales per selling square foot - Europe (6)			£551	£567

Comparable sales change (7)
North America	(4.2)%	8.3%	(0.0)%	1.4%
Europe	(10.0)%	14.5%	4.8%	2.6%
Consolidated	(5.6)%	9.8%	1.0%	1.7%

Stores	(6.9)%	9.9%	0.5%	1.6%
E-commerce	16.4%	9.0%	11.8%	3.5%
Consolidated	(5.6)%	9.8%	1.0%	1.7%

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, beginning in 2015, Denmark.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.
(5)	Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores in North America. Calculated on an annual basis only.
(6)	Net retail sales per selling square foot for Europe represents net retail sales in local currency from stores open throughout the entire period in Europe divided by the total selling square footage of such stores. Calculated on an annual basis only.
(7)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation. Comparable sales percentage changes for 2015 are based on net retail sales as compared to the thirteen and fifty-two-week periods ended January 3, 2015.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income
(dollars in thousands, except per share data)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015
Net income	$20,085	$11,820	$27,345	$14,362

Income tax benefit from reversal of valuation allowances (1)	(10,296)	(451)	(10,296)	(451)
Foreign exchange losses (2)	544	719	1,684	1,301
Management transition costs (3)	(9)	724	864	1,886
Other asset impairment (4)	-	304	-	304

Adjusted net income	$10,324	$13,116	$19,597	$17,402

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	January 2,	January 3,	January 2,	January 3,
	2016	2015	2016	2015
Net income per diluted share	$1.21	$0.67	$1.59	$0.81

Income tax benefit from reversal of valuation allowances (1)	(0.62)	(0.03)	(0.60)	(0.03)
Foreign exchange losses (2)	0.03	0.04	0.10	0.08
Management transition costs (3)	(0.00)	0.04	0.05	0.10
Other asset impairment (4)	-	0.02	-	0.02

Adjusted net income per diluted share	$0.62	$0.74	$1.14	$0.98

(1)

Represents the income tax benefit due to the reversal of valuation allowance on domestic deferred tax assets in 2015 and foreign deferred tax assets in 2014. After the adjustment, the effective tax rate was 1.3% and 2.8% for the fiscal fourth quarter of 2015 and 2014, respectively, and 4.7% and 7.6% for fiscal 2015 and fiscal 2014, respectively.

(2)	Represents the impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency. Amounts are presented net of applicable income tax.
(3)	Represents transition costs related to changes in executive management. Costs include severance, along with benefits and related taxes, relocation, executive search fees, signing bonus and professional fees. Amounts are presented net of applicable income tax.
(4)	Represents a non-cash charge to impair trade credits. Amounts are presented net of applicable income tax.

CONTACT:
Build-A-Bear Workshop
Investors:
Voin Todorovic, 314-423-8000 x5221
or
Media:
Beth Kerley, 314-423-8000 x5430